Exhibit 99.1

DTE Energy reports first quarter 2012 results;

Maintains earnings guidance

DETROIT – DTE Energy (NYSE:DTE) today reported first quarter 2012 earnings of $156 million, or $0.91 per diluted share, compared with $176 million, or $1.04 per diluted share in 2011. Unusually warm weather negatively impacted first quarter earnings at MichCon, Detroit Edison and Energy Trading.

Operating earnings for the first quarter 2012 were $156 million, or $0.91 per diluted share, compared with 2011 operating earnings of $188 million, or $1.11 per diluted share. Operating earnings exclude non-recurring items and discontinued operations. Reconciliations of reported earnings to operating earnings are at the end of this news release.

“The extremely warm weather this winter translated into lower bills for customers. At the same time, it created clear challenges for us,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “This quarter’s earnings were lower than expected because of the weather, but we believe that by leveraging DTE Energy’s portfolio of businesses, using our distinctive continuous improvement program, and through one-time cost reductions, we will identify opportunities throughout the balance of the year to offset the impacts of this unfavorable weather and meet our financial goals.”

DTE Energy reiterated its 2012 operating earnings guidance of $3.65 to $3.95 per diluted share.

“We continue to see signs of economic recovery in Michigan,” said Gerard M. Anderson, DTE Energy’s chairman, president and CEO. “An example of this is recently released data indicating that Michigan’s unemployment rate is 8.5%, down from 10.5% at this time last year.”

DTE Energy said it remains committed to contributing to the Michigan recovery through itsinvestments in renewable energy, environmental controls and utility infrastructure improvements.

“Last year, DTE Energy made a five year commitment as part of the Pure Michigan Business Connect initiative to increase our spending on goods and services with Michigan-based suppliers,” Anderson said. “In the first quarter of 2012, we did $180 million in business with Michigan companies, which is nearly $50 million more than the first quarter of 2011.”

This earnings announcement, as well as a package of slides and supplemental information, is available at www.dteenergy.com.

DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9:00 a.m. EDT Friday, April 27, to discuss first quarter 2012 earnings results. Investors, the news media and the public may listen to a live internet broadcast of the call at www.dteenergy.com/investors. The telephone dial-in numbers areUS/CAN Toll free: (888) 244-2488 or Int’l Toll: (913) 312-1227. The passcode is 5197948. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noontodaytoMay 11. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 5197948.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.

Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

In this release, DTE Energy discusses 2012 operating earnings guidance. It is likely that certain items that impact the company’s 2012 reported results will be excluded from operating results. Reconciliations to the comparable 2012 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.

The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.

Many factors may impact forward-looking statements including, but not limited to, the following: impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; economic conditions and population changes in our geographic area resulting in changes in demand, customer conservation, increased thefts of electricity and gas and high levels of uncollectible accounts receivable; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements; health, safety, financial, environmental and regulatory risks associated with ownership and operation of nuclear facilities; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; access to capital markets and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the uncertainties of successful exploration of unconventional gas and oil resources and challenges in estimating gas and oil reserves with certainty; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; unplanned outages; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; employee relations and the impact of collective bargaining agreements; the availability, cost, coverage and terms of insurance and stability of insurance providers; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; binding arbitration, litigation and related appeals; and the risks discussed in our public filings with the Securities and Exchange Commission. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This presentation should also be read in conjunction with the “Forward-Looking Statements” sections in each of DTE Energy’s and Detroit Edison’s 2011 Forms 10-K (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.

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For further information, members of the media may call:

Scott Simons (313) 235-8808	Len Singer (313) 235-8809

Analysts, for further information call:

Mark Rolling (313) 235-7663	Kurt Wasiluk (313) 235-7726

DTE Energy Company

Consolidated Statements of Operations (unaudited)

	Three Months Ended
	March 31
(in Millions, Except per Share Amounts)	2012	2011
Operating Revenues	$2,249	$2,431

Operating Expenses
Fuel, purchased power and gas	889	1,071
Operation and maintenance	726	631
Depreciation, depletion and amortization	232	245
Taxes other than income	95	83
Asset (gains) and losses, reserves and impairments, net	(5)	11

	1,937	2,041

Operating Income	312	390

Other (Income) and Deductions
Interest expense	113	126
Interest income	(2)	(3)
Other income	(37)	(21)
Other expenses	7	7

	81	109

Income Before Income Taxes	231	281
Income Tax Expense	73	103

Net Income	158	178
Less: Net Income Attributable to Noncontrolling Interests	2	2

Net Income Attributable to DTE Energy Company	$156	$176

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.91	$1.04

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.91	$1.04

Weighted Average Common Shares Outstanding
Basic	170	169
Diluted	170	170
Dividends Declared per Common Share	$.59	$.56

DTE Energy Company

Segment Net Income (Unaudited)

	Three Months Ended March 31
	2012			2011
(in Millions)	Reported Earnings	Adjustments	Operating Earnings	Reported Earnings	Adjustments		Operating Earnings
Electric Utility	$96	$—	$96	$85	$12	A	$97
Gas Utility	52	—	52	83	—		83
Non-utility Operations
Gas Storage and Pipelines	17	—	17	15	—		15
Unconventional Gas Production	(1)	—	(1)	(2)	—		(2)
Power and Industrial Projects	8	—	8	10	—		10
Energy Trading	(2)	—	(2)	2	—		2

Total Non-utility operations	22	—	22	25	—		25

Corporate and Other	(14)	—	(14)	(17)	—		(17)

Net Income Attributable to DTE Energy Company	$156	$—	$156	$176	$12		$188

Adjustments key

A)	Fermi 1 asset retirement obligation

DTE Energy Company

Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended March 31
	2012			2011
	Reported		Operating	Reported			Operating
	Earnings	Adjustments	Earnings	Earnings	Adjustments		Earnings
Electric Utility	$0.56	$—	$0.56	$0.50	$0.07	A	$0.57
Gas Utility	0.31	—	0.31	0.49	—		0.49
Non-utility Operations
Gas Storage and Pipelines	0.10	—	0.10	0.09	—		0.09
Unconventional Gas Production	(0.01)	—	(0.01)	(0.01)	—		(0.01)
Power and Industrial Projects	0.05	—	0.05	0.06	—		0.06
Energy Trading	(0.01)	—	(0.01)	0.01	—		0.01

Total Non-utility operations	0.13	—	0.13	0.15	—		0.15

Corporate and Other	(0.09)	—	(0.09)	(0.10)	—		(0.10)

Net Income Attributable to DTE Energy Company	$0.91	$—	$0.91	$1.04	$0.07		$1.11

Adjustments key

A)	Fermi 1 asset retirement obligation